52 Riley Road Suite 376
Celebration, FL
34747

April 20, 2015

Ricardo Prats, CEO
Ocean Electric, Inc.
112 North Curry Street
Carson City, NV 89703

Advertising, Public Relations and Marketing Letter Agreement.

This letter shall serve as an agreement (this "Agreement") by and between Ocean Electric, Inc. (OCEL) and StockVest whereby StockVest will provide advertising, promotional and marketing services for OCEL in accordance with the terms set forth below.

CONTRACT TERM

April 27, 2015 – July 27, 2015

SERVICES

StockVest will begin coverage and launch a market awareness campaign and perform various public and investor relation services including but not limited to, news dissemination, creation and distribution of investor information, double opt-in email campaigns, internet profiles, potential Investor introductions, showcase at various investment related events as well as features in the StockVest Newsletter.

All services fully comply with all SEC rules, regulations and guidelines.

INITIAL PAYMENT

In consideration of the foregoing services performed by StockVest, OCEL shall pay a fee of 650,000 restricted shares on or before April 24, 2015

The certificates are to be titled as follows: StockVest

The certificate shall be sent by overnight delivery to:
StockVest 52 Riley Road Suite #376 Celebration, FL 34747

ANTI-DILUTION PROVISION / ADDITIONAL PAYMENT

The purpose of this provision and additional payment is to insure that StockVest will remain the owner of at least 1% of the company's outstanding shares for a 6 month period. On November 1, 2015 OCEL shall issue StockVest additional shares as necessary to bring the total amount of shares paid to StockVest to equal at least 1% of the outstanding shares of common stock (outstanding shares x .01 – 650,000) as of November 1, 2015.

REPRESENTATIONS AND INDEMNITY

This Agreement shall create a binding agreement for the Services, and each party agrees to be bound by the terms and conditions contained herein. Each party represents and warrants to the other that it has the right to enter into this Agreement, and has the ability to perform its obligations hereunder. Each party further represents and warrants that the Services, will not violate or infringe upon the intellectual property rights of any third party; or violate any applicable laws and/or regulations. StockVest makes no representation or warranty as to the effectiveness or level of success of the Campaign. Nothing in this Agreement will be construed as a guarantee regarding the outcome of future stock price. This document constitutes the entire agreement and understanding of the parties. No verbal agreements are binding. This Contract shall be governed by the laws of the State of Florida. Any claims or legal action arising from this contract shall be held in Osceola County, Florida. Each party shall, at its own expense, indemnify, defend, and hold harmless the other party and its affiliates from and against any claim, actions, liabilities, and damages, and any costs or expenses incurred in defending against same (including reasonable attorneys' fees), arising from any breach or alleged breach of the indemnifying party's representations and warranties.

GENERAL

Neither party shall be liable for failure to perform its obligations under this Agreement in the event of an Act of God, action by any governmental or quasi-governmental entity, fire, flood, insurrection, riot, explosion, power interruption or any condition beyond the reasonable control of the party affected by any such act.

We look forward to starting our business relationship together, and are eager to begin working on your campaign. If the foregoing meets with your approval, please execute this Agreement below and email to Art@StockVest.com or fax it to my attention at (407) 641-9685.

Art Brent

Art Brent
StockVest Executive Director

AGREED AND ACCEPTED
AS OF April 20, 2015 BY:

R. Prats

Ricardo Prats, CEO
Ocean Electric, Inc.